Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TESLA MOTORS, INC.

a Delaware corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Tesla Motors, Inc., a corporation organized and existing under the DGCL (the “Corporation”), hereby certifies as follows:

A. The name of the Corporation is Tesla Motors, Inc.

B. The Amended and Restated Certificate of the Corporation (filed with the Secretary of State of the State of Delaware on July 2, 2010, the “Certificate”) is hereby amended to reflect a change in the name of the Corporation by deleting Article I of the Certificate in its entirety and restating the same as follows:

“The name of the corporation is Tesla, Inc.”

C. This Amendment to the Certificate was duly adopted in accordance with the provisions of Section 242(b)(1) of the DGCL, which provide that no meeting or vote of stockholders shall be required to adopt an amendment to the certificate of incorporation that effects only changes of a corporation’s name.

D. This Amendment to the Certificate shall be effective on February 1, 2017.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this 30th day of January, 2017.

By:	/s/Todd A. Maron
Todd A. Maron
General Counsel and Secretary